Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3 No. 333-132130) and related Prospectus of Secure Computing Corporation for the registration of 7,470,792 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Secure Computing Corporation, Secure Computing Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Secure Computing Corporation, included in its Annual Reports (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis Minnesota April 10, 2006